Exhibit 23.3
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of NxStage Medical, Inc. on Form S-8 filed on or around February 12, 2008, of our report dated July 13, 2007 on the financial statements of the Medisystems Group Companies which is incorporated by reference in the Current Report of NxStage Medical, Inc. on Form 8-K/A filed on December 17, 2007.

/s/ GRANT THORNTON LLP

Seattle, Washington
February 12, 2008